As filed with the Securities and Exchange Commission on September 25, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERMUNE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3296648
(State of Incorporation)	(I.R.S. Employer Identification No.)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of Principal Executive Offices including Zip Code)

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED 2000 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Copy to:

Daniel G. Welch Chairman, Chief Executive Officer and President InterMune, Inc. 3280 Bayshore Blvd. Brisbane, California 94005 (415) 466-2200	Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable under the InterMune, Inc. Amended and Restated 2000 Equity Incentive Plan and the InterMune, Inc. Amended and Restated 2000 Employee Stock Purchase Plan	4,300,000(3)	$16.13(4)	$69,359,000(4)	$3,871

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Amended and Restated 2000 Equity Incentive Plan and the Amended and Restated 2000 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(3)	Represents (i) 3,500,000 shares of Common Stock issuable under the InterMune, Inc. Amended and Restated 2000 Equity Incentive Plan and (ii) 800,000 shares of Common Stock issuable the InterMune, Inc. Amended and Restated 2000 Employee Stock Purchase Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 for the 4,300,000 shares registered hereunder (based on the average of the high ($16.39) and low ($15.86) prices for the Registrant’s Common Stock reported by the NASDAQ Stock Market on September 23, 2009).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 16, 2009 including all material incorporated by reference therein;

(b)	The information specifically incorporated by reference into the Registrant’s annual report on Form 10-K for the year ended December 31, 2008 from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 17, 2009, as amended by an amendment to Schedule 14A filed with the Commission on May 20, 2009;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed with the Commission on May 11, 2009 and August 7, 2009, respectively, including all material incorporated by reference therein;

(d)	The Registrant’s Current Reports on Form 8-K filed on January 12, 2009, February 3, 2009, February 13, 2009, February 17, 2009, March 13, 2009, April 3, 2009, August 20, 2009, September 1, 2009 and September 24, 2009 including all material incorporated by reference therein;

(e)	The Registrant’s Registration Statements on Form S-8 filed on April 11, 2000, April 20, 2001, January 22, 2002, July 12, 2002, January 31, 2003, January 30, 2004 and June 25, 2004 including all material incorporated by reference therein; and

(f)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on March 6, 2000, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See the Index to Exhibits.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on this 25th day of September, 2009.

InterMune, Inc.

By:	/s/ Daniel G. Welch
Daniel G. Welch
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below does hereby constitute and appoint Daniel G. Welch and John C. Hodgman, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel G. Welch	Chairman, Chief Executive Officer and	September 25, 2009
Daniel G. Welch	President (Principal Executive Officer)

/s/ John C. Hodgman	Senior Vice President Finance Administration	September 25, 2009
John C. Hodgman	and Chief Financial Officer (Principal Financial Officer)

/s/ Bruce Tomlinson	Vice President, Controller and Principal	September 25, 2009
Bruce Tomlinson	Accounting Officer

/s/ Louis Drapeau	Director	September 25, 2009
Louis Drapeau

/s/ Lars Ekman, M.D., Ph.D.	Director	September 25, 2009
Lars Ekman, M.D., Ph.D.

/s/ James I. Healy, M.D., Ph.D.	Director	September 25, 2009
James I. Healy, M.D., Ph.D.

/s/ David S. Kabakoff, Ph.D.	Director	September 25, 2009
David S. Kabakoff, Ph.D.

/s/ Jonathan S. Leff	Director	September 25, 2009
Jonathan S. Leff

INDEX TO EXHIBITS

Exhibit Number
5.1	Opinion of Latham & Watkins LLP.

10.1	Amended and Restated 2000 Equity Incentive Plan and related documents.

10.2	Amended and Restated 2000 Employee Stock Purchase Plan and related documents. (1)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.